Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports Fourth Quarter and Fiscal Year 2018 Results
Solid Financial Performance, NGT Expansion, DG Strength
SunPower to Host Capital Markets Day on March 27, 2019

SAN JOSE, Calif., Feb. 13, 2019 - SunPower Corp. (NASDAQ:SPWR) today announced financial results for its fourth quarter ended December 30, 2018.

Fourth Quarter Highlights

•	Solid financial performance: strong cash generation quarter

•	Significantly delevered balance sheet: more than 50 percent sequential net debt reduction

•	Completed previously announced business re-segmentation

•	SunPower Energy Services (SPES)

◦	North American residential annual deployments increased 15 percent

◦	Record commercial bookings quarter: 80 percent of 2019 forecast in backlog

•	SunPower Technologies (SPT)

◦	Initial production of company’s Next Generation Technology (NGT) panels

◦	Expanding NGT capacity: initiated process for second manufacturing line

($ Millions, except percentages and per-share data)	4th Quarter 2018	3rd Quarter 2018	4th Quarter 2017[3]	FY 2018	FY 2017[3]
GAAP revenue	$456.8	$428.3	$651.1	$1,726.1	$1,794.0
GAAP gross margin	(1.7)%	2.3%	(2.0)%	(17.2)%[4]	(1.0)%
GAAP net loss	$(158.2)	$(89.8)	$(572.7)	$(811.1)[4]	$(929.1)
GAAP net loss per diluted share	$(1.12)	$(0.64)	$(4.10)	$(5.76)[4]	$(6.67)
Non-GAAP revenue[1]	$525.4	$443.4	$824.0	$1,814.9	$2,128.6
Non-GAAP gross margin[1,2]	6.9%	4.7%	11.9%	7.5%	11.1%
Non-GAAP net income (loss)[1,2]	$(30.3)	$(40.9)	$35.8	$(101.4)	$(34.4)
Non-GAAP net income (loss) per diluted share[1,2]	$(0.21)	$(0.29)	$0.26	$(0.72)	$(0.25)
Adjusted EBITDA[1,2]	$13.6	$6.7	$100.3	$111.2	$189.7
Net Debt	$589.6	$1,254.4	$1,169.8	$589.6	$1,169.8

1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.
2Excludes polysilicon costs related to its above market polysilicon contracts.
3The company adopted the new revenue recognition standard effective January 1, 2018. The prior periods presented here have been restated to reflect adoption of the new standard.
4Includes impairment charges of approximately $369.2 million for legacy manufacturing assets of which $355.1 million is recorded in GAAP gross margin in second quarter 2018.

“I’m pleased we were able to post solid financial performance for the quarter while achieving a number of strategic milestones including re-segmenting our business structure to improve transparency and accountability, the initial production of our NGT cell and panel technology, as well as further delevering our balance sheet through the successful deconsolidation of our residential lease portfolio,” said Tom Werner, SunPower CEO and chairman of the board.

SunPower Energy Services (SPES) - North American Residential and Commercial Businesses
“We executed well in our North American distributed generation (DG) business as demand remained strong in the fourth quarter. In particular, our U.S. residential business saw annual deployment growth of more than 15 percent. We saw increased demand for our complete residential Equinox solution , further traction for our loan product, and expanded our leadership position in the new homes channel with partnerships with 17 of the top 20 U.S. new home builders. Finally, we continue to see strong interest in our residential storage and services offerings and remain on plan to launch our Equinox residential storage solution this year.

“In Commercial, we remain the market share leader. For the quarter, we posted record bookings from both new and repeat customers including Cabot and Walmart. With the addition of these orders, we now have material revenue and volume visibility for the second half of 2019 with more than 80 percent of our 2019 commercial forecast already in backlog.

“We also continue to see significant interest in our Helix solar-plus-storage solution with attach rates of 35 percent. With the continuing success of the rollout of our Helix storage solution, we see significant opportunity in bringing this industry leading technology to our commercial installed base of more than 1.3 gigawatts (GW).

SunPower Technologies (SPT) - Manufacturing, International DG / Power Plant panel businesses
“First, we were pleased to appoint Jeff Waters as our new SPT business unit CEO during the quarter. Jeff brings a wealth of technology, operational and international business expertise to our team and we look forward to working together as he leads our manufacturing, research and development (R&D) and international downstream activities.

“We made significant progress on NGT as we started initial customer shipments for this industry leading technology in the fourth quarter of 2018. Additionally, we have already started the process to ramp our second manufacturing line which will more than double our NGT name plate capacity to approximately 250 MW by the end of 2019. Also, we recently began production of our P-Series technology at our manufacturing facility in Oregon and expect to ship up to 150 MW of P-Series from this facility this year, expanding our DG product offering in the U.S.

“SPT demand also remained solid in the quarter as we saw continued strength in our EMEA DG business and increased bookings in our international power plant supply agreement business. With these orders, we now have more than 750 MW of our 2019 international business in backlog.

Business Segmentation
“Finally, we materially completed our corporate transformation efforts during the quarter. As we have mentioned, over the last year, we have successfully simplified our business model, delevered our balance sheet and reduced operating expenses. We focused our investments in those areas that we believe offer the best opportunities for growth including our industry leading NGT cell and panel technology, solar-plus-storage solutions for our DG business, our digital platform to improve customer service and satisfaction, as well our energy services offerings,” Werner concluded.

“Strong execution enabled us to achieve our strategic initiatives for the quarter,” said Manavendra Sial, SunPower chief financial officer. “With the sale and deconsolidation of our residential lease portfolio during the quarter, we have simplified our financial statements and reduced our net debt by more than 50 percent to less than $600 million by the end of the year. Additionally, we improved our cash position and prudently managed our operating expenses while further investing in our growth initiatives. With the completion of our strategic transformation, DG-focused strategy and commitment to technological innovation, we are well positioned for sustainable profitability in 2019.”

Fourth quarter fiscal year 2018 non-GAAP results exclude net adjustments that, in the aggregate, improved non-GAAP earnings by $127.9 million, including $81.3 million related to impairment and sale of residential lease assets, $37.2 million related to cost of above-market polysilicon, $11.0 million related to sale-leaseback transactions, $6.4 million related to stock-based compensation expense, $1.9 million related to intangibles, $1.3 million related to business reorganization costs and, partially offset by $6.6 million related to tax effect, $3.1 million acquisition-related and other costs, $1.1 million related to restructuring expense, and $0.5 million related to utility and power plant projects.

Financial Outlook

The company expects financial performance to improve on a quarterly basis throughout fiscal year 2019 with performance weighted towards the second half of the year given its record commercial bookings in the fourth quarter of 2018 as well as normal seasonality in its residential business. The company also expects fiscal year 2019 adjusted EBITDA to increase approximately 60 percent on a normalized basis adjusting for non-controlling interest due to the sale of its residential lease portfolio, as well as the impact of Section 201 tariffs paid during the year, both of which will not occur in 2019. The company believes that the change in its leasing business structure will improve lease economics starting in 2019. The company will provide additional details on its 2019 financial guidance at its Capital Markets Day on March 27, 2019.

Specifically, the company's first quarter fiscal year 2019 GAAP and non-GAAP guidance is as follows: On a GAAP basis, revenue of $290 million to $330 million, gross margin of (3) percent to 0 percent and a net loss of $70 million to $50 million. On a non-GAAP basis, the company expects revenue of $350 million to $390 million, gross margin of 3 percent to 5 percent, Adjusted EBITDA of $(40) million to $(20) million and MW deployed in the range of 360 MW to 400 MW.

The company's fiscal year 2019 GAAP and non-GAAP guidance is as follows: revenue of $1.8 billion to $1.9 billion on a GAAP basis and $1.9 billion to $2.0 billion on a non-GAAP basis, GW deployed in the range of 1.9 GW to 2.1 GW, non-GAAP operational expenses of less than $280 million, capital expenditures of approximately $75 million and Adjusted EBITDA of $80 million to $110 million.

Capital Markets Day

SunPower will discuss its strategic outlook as well as provide additional details related to its fiscal year 2019 financial performance at its Capital Markets Day to be held on March 27, 2019 in New York City starting at 9:00 a.m. Eastern Time. Please note that the entire event will be webcast and relevant materials will be posted to the company’s website prior to the event. To register for and listen to the webcast, investors are encouraged to visit the company’s Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpower.com/events.cfm prior to the event.

The company will also host a conference call for investors this afternoon to discuss its fourth quarter 2018 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its fourth quarter 2018 performance on the Events and Presentations section of SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate MW on a direct current (dc) basis unless otherwise noted.

About SunPower
As one of the world's most innovative and sustainable energy companies, SunPower Corporation (NASDAQ:SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our plans and expectations regarding manufacturing expansion, and production goals and ramps, including the timing of our ramp of NGT production and planned product shipments, and plans for P-Series manufacturing and product shipments from our facility in Oregon; (b) the impact of our corporate transformation initiatives, including efforts to delever our balance sheet, simplify our financial statements, and re-segment our business structure, on our transparency, profitability, financial performance, and results of operations; (c) our expectations and plans regarding demand, revenue and volume, market opportunity, product focus and adoption, and market share growth; (d) our expected areas of focus, including with respect to specific products and offerings and lines of business; (e) our expectations regarding our future financial performance, including with respect to EBITDA, margins, profitability, and tariff impact; (f) predictions regarding trends and seasonality in our overall results and those of our business lines; (g) our positioning for future success and profitability and long-term competitiveness, and our ability to achieve our financial and strategic goals; (h) our plans for a Capital Markets Day and the topics we expect to discuss; (i) our first quarter fiscal 2019 guidance, including GAAP revenue, gross margin, and net loss, as well as non-GAAP revenue, gross margin, Adjusted EBITDA, and MW deployed, and related assumptions; and (j) fiscal year 2019 guidance, including expected quarterly performance improvement and weighting, GAAP revenue, gross margin, and net loss, as well as non-GAAP GW deployed, Adjusted EBITDA, non-GAAP revenue, gross margin, Adjusted EBITDA and MW deployed, and related assumptions. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) changes in public policy, including the imposition and applicability of tariffs; (4) regulatory changes and the availability of economic incentives promoting use of solar energy; (5) challenges inherent in constructing certain of our large projects, including regulatory hurdles and other difficulties that may arise; (6) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (7) fluctuations in our operating results; (8) appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise; (9) challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships; (10) challenges in executing transactions key to our strategic plans; and (11) our ability to successfully implement actions to complete our restructuring plan and associated initiatives, including plans to streamline our business and focus.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2019 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, EQUINOX and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 30, 2018	Dec. 31, 2017
Assets
Current assets:
Cash and cash equivalents	$309,407	$435,097
Restricted cash and cash equivalents, current portion	41,762	43,709
Accounts receivable, net	175,605	204,966
Contract assets	58,994	35,074
Inventories	308,146	352,829
Advances to suppliers, current portion	37,878	30,689
Project assets - plants and land, current portion	10,796	103,063
Prepaid expenses and other current assets	131,183	146,209
Total current assets	1,073,771	1,351,636

Restricted cash and cash equivalents, net of current portion	12,594	65,531
Restricted long-term marketable securities	5,955	6,238
Property, plant and equipment, net	839,871	1,147,845
Solar power systems leased and to be leased, net	92,557	369,218
Advances to suppliers, net of current portion	133,694	185,299
Long-term financing receivables, net	19,592	330,672
Other intangible assets, net	12,582	25,519
Other long-term assets	162,033	546,698
Total assets	$2,352,649	$4,028,656

Liabilities and Equity
Current liabilities:
Accounts payable	$325,550	$406,902
Accrued liabilities	235,252	231,771
Contract liabilities, current portion	104,130	101,723
Short-term debt	40,074	58,131
Convertible debt, current portion	—	299,685
Total current liabilities	705,006	1,098,212

Long-term debt	40,528	430,634
Convertible debt, net of current portion	818,356	816,454
Contract liabilities, net of current portion	99,509	133,390
Other long-term liabilities	839,136	842,342
Total liabilities	2,502,535	3,321,032

Redeemable noncontrolling interests in subsidiaries	—	15,236

Equity:
Preferred stock	—	—
Common stock	141	140
Additional paid-in capital	2,463,370	2,442,513

Accumulated deficit	(2,480,988)	(1,669,897)
Accumulated other comprehensive loss	(4,150)	(3,008)
Treasury stock, at cost	(187,069)	(181,539)
Total stockholders' equity	(208,696)	588,209
Noncontrolling interests in subsidiaries	58,810	104,179
Total equity	(149,886)	692,388
Total liabilities and equity	$2,352,649	$4,028,656

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Revenue:
SunPower Energy Services	$265,427	$263,576	$259,260	$1,045,614	$910,206
SunPower Technologies	277,256	289,630	541,415	1,069,010	1,350,790
Intersegment eliminations	(85,846)	(124,943)	(149,541)	(388,539)	(466,949)
Total revenue	456,837	428,263	651,134	1,726,085	1,794,047
Cost of revenue:
SunPower Energy Services	245,301	217,196	249,688	889,410	820,628
SunPower Technologies	296,872	307,527	553,222	1,496,909	1,430,539
Intersegment eliminations	(77,765)	(106,337)	(138,999)	(363,153)	(438,475)
Total cost of revenue	464,408	418,386	663,911	2,023,166	1,812,692
Gross profit (loss)	(7,571)	9,877	(12,777)	(297,081)	(18,645)
Operating expenses:
Research and development	15,481	15,898	20,400	81,705	82,247
Sales, general and administrative	53,839	76,069	72,765	260,111	278,645
Restructuring charges	(1,107)	3,923	2,769	17,497	21,045
Impairment and sale of residential lease assets	81,086	53,537	624,335	251,984	624,335
Gain on business divestiture	—	(59,347)	—	(59,347)	—
Total operating expenses	149,299	90,080	720,269	551,950	1,006,272
Operating loss	(156,870)	(80,203)	(733,046)	(849,031)	(1,024,917)
Other income (expense), net:
Interest income	777	1,087	139	3,057	2,100
Interest expense	(30,214)	(25,973)	(24,851)	(108,011)	(90,288)
Other, net	6,539	(3,642)	1,468	55,314	(87,645)
Other expense, net	(22,898)	(28,528)	(23,244)	(49,640)	(175,833)
Loss before income taxes and equity in earnings (losses) of unconsolidated investees	(179,768)	(108,731)	(756,290)	(898,671)	(1,200,750)
Benefit from (provision for) income taxes	8,379	(3,680)	2,870	(1,010)	3,944
Equity in earnings (losses) of unconsolidated investees	(757)	(1,500)	(146)	(17,815)	25,938
Net loss	(172,146)	(113,911)	(753,566)	(917,496)	(1,170,868)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	13,972	24,085	180,915	106,405	241,747
Net loss attributable to stockholders	$(158,174)	$(89,826)	$(572,651)	$(811,091)	$(929,121)

Net loss per share attributable to stockholders:
- Basic	$(1.12)	$(0.64)	$(4.10)	$(5.76)	$(6.67)
- Diluted	$(1.12)	$(0.64)	$(4.10)	$(5.76)	$(6.67)
Weighted-average shares:
- Basic	141,136	141,027	139,613	140,825	139,370
- Diluted	141,136	141,027	139,613	140,825	139,370

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Cash flows from operating activities:
Net loss	$(172,146)	$(113,911)	$(753,566)	$(917,497)	$(1,170,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,060	24,743	54,292	127,204	185,283
Stock-based compensation	6,266	6,390	9,294	26,353	34,674
Non-cash interest expense	3,213	3,871	5,837	15,346	18,390
Dividend from equity method investees	—	—	7,859	3,947	30,091
Equity in (earnings) losses of unconsolidated investees	756	1,501	145	17,815	(25,939)
Gain on sale of equity investments, net	(3,628)	(543)	(5,346)	(54,196)	(5,346)
Gain on business divestiture	—	(59,347)	—	(59,347)	—
Unrealized loss on equity investments with readily determinable fair value	150	6,225	—	6,375	—
Deferred income taxes	(9,868)	1,575	(8,541)	(6,862)	(6,966)
Impairment of equity method investment	—	—	7,993	—	89,564
Impairment of property, plant and equipment	—	—	—	369,168	—
Impairment and sale of residential lease assets	81,086	53,537	624,335	251,984	624,335
Other, net	(1,059)	(3,294)	(3,881)	(6,796)	1,299
Changes in operating assets and liabilities:
Accounts receivable	18,916	(15,057)	(40,469)	(174)	(1,191)
Contract assets	(5,495)	(2,639)	7,104	(43,509)	10,660
Inventories	64,617	(27,942)	28,776	(39,174)	(38,236)
Project assets	48,652	(20,226)	71,536	39,512	2,393
Prepaid expenses and other assets	(17,161)	5,616	14,103	22,763	110,530
Long-term financing receivables, net	(31,006)	(42,775)	(32,308)	(182,937)	(123,674)
Advances to suppliers	15,236	14,059	16,075	44,417	68,767
Accounts payable and other accrued liabilities	(58,230)	10,387	4,281	(127,286)	(216,349)
Contract liabilities	9,328	(3,904)	40,373	(30,495)	145,171
Net cash provided by (used in) operating activities	(26,313)	(161,734)	47,892	(543,389)	(267,412)

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,198)	(12,346)	(12,177)	(44,906)	(69,791)
Cash paid for solar power systems, leased and to be leased	(12,953)	(16,971)	(22,007)	(68,612)	(86,539)
Cash paid for solar power systems	(37,468)	(904)	(88,306)	(41,808)	(126,548)
Purchases of marketable securities	—	—	—	—	(1,306)
Proceeds from sale of equity interest in residential lease portfolio, net of transaction costs	(28,004)	—	—	(28,004)	—
Proceeds from sale of cost method investments	33,402	—	—	33,402	—
Cash paid for acquisitions, net of cash acquired	(17,000)	—	—	(17,000)	—
Dividend from equity method investees	—	—	882	12,952	3,773
Proceeds from sale of equity method investments	2,540	—	5,954	420,306	5,954
Proceeds from business divestiture	10,000	13,257	—	23,257	—
Cash paid for investments in unconsolidated investees	(626)	—	(2,680)	(14,687)	(18,627)
Net cash provided by (used in) investing activities	(57,307)	(16,964)	(118,334)	274,900	(293,084)
Cash flows from financing activities:
Proceeds from bank loans and other debt	60,199	51,018	56,104	227,676	339,253
Repayment of 0.75% debentures due 2018, bank loans and other debt	(59,023)	(56,702)	(54,755)	(535,252)	(358,317)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	5,079	120,099	6,435	192,287	89,612
Repayment of non-recourse residential financing	(2,427)	(5,032)	(2,133)	(17,358)	(6,888)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	43,526	34,388	55,591	151,204	196,628
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	(2,742)	(6,594)	(5,200)	(21,918)	(18,228)
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	75,754	27,980	209,222	126,020	527,897

Repayment of non-recourse power plant and commercial financing	(26,383)	(221)	(27,463)	(31,282)	(176,069)
Contributions from noncontrolling interests attributable to power plant and commercial projects	—	—	—	—	800
Purchases of stock for tax withholding obligations on vested restricted stock	(281)	(349)	(366)	(5,530)	(4,756)
Net cash provided by financing activities	93,702	164,587	237,435	85,847	589,932
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	1,296	1,896	(609)	2,068	689
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	11,378	(12,215)	166,384	(180,574)	30,125
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period1	352,385	364,600	377,953	544,337	514,212
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$363,763	$352,385	$544,337	$363,763	$544,337

Non-cash transactions:
Assignment of residential lease receivables to third parties	$—	$—	$39	$—	$129
Stock consideration received from business divestiture	$—	$42,600	$—	$42,600	$—
Acquisition of noncontrolling interests funded by Mezzanine Loan proceeds	$—	$12,400	$—	$12,400	$—
Costs of solar power systems, leased and to be leased, sourced from existing inventory	$5,975	$8,769	$15,296	$36,384	$57,688
Costs of solar power systems, leased and to be leased, funded by liabilities	$3,631	$4,903	$5,527	$3,631	$5,527
Costs of solar power systems under sale-leaseback financing arrangements, sourced from project assets	$56,332	$14,628	$44,490	$86,540	$110,375
Property, plant and equipment acquisitions funded by liabilities	$8,214	$11,453	$15,706	$8,214	$15,706
Acquisition funded by liabilities	$9,000	$—	$—	$9,000	$—
Contractual obligations satisfied with inventory	$7,924	$8,035	$14,820	$56,840	$34,675
Assumption of debt by buyer upon sale of equity interest	$—	$—	$196,104	$27,321	$196,104

Accounts receivable due to business divestiture	$—	$10,000	$—	$—	$—
Accounts receivable due to disposal of shares in joint venture	$—	$4,635	$—	$—	$—
Assumption of mezzanine loan by SunStrong in connection with sale of residential lease assets	$106,958	$—	$—	$106,958	$—
Assumption of back leverage loans by SunStrong in connection with sale of residential lease assets	$454,630	$—	$—	$454,630	$—
Retained interest in SunStrong lease portfolio	$9,750	$—	$—	$9,750	$—
Receivables in connection with sale of residential lease portfolio	$12,510	$—	$—	$12,510	$—

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below. The specific non-GAAP measures listed below are: revenue; gross profit/margin; net income (loss); net income (loss) per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, legacy utility and power plant projects, sale-leaseback transactions and unrealized loss on equity investments, each as described below. In addition to those same adjustments, Non-GAAP gross profit/margin includes adjustments relating to impairment of property, plant and equipment, impairment and sale of residential lease assets, cost of above-market polysilicon, stock-based compensation, amortization of intangible assets, depreciation of idle equipment, and non-cash interest expense, each as described below. In addition to those same adjustments, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are adjusted for adjustments relating to gain on business divestiture, acquisition-related and other costs, business reorganization costs, restructuring expense, IPO-related costs, the tax effect of these non-GAAP adjustments, and other items, each as described below. In addition to the same adjustments as non-GAAP net income (loss), Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for (benefit from) income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments to recognize revenue and profit under IFRS that are consistent with the adjustments made in connection with the company’s reporting process as part of its status as a consolidated subsidiary of Total S.A., a foreign public registrant which reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s revenue and profit generation performance, and assists in aligning the perspectives of our management and noncontrolling shareholders with those of Total S.A., our controlling shareholder.

•
Intersegment Gross Margin. To increase efficiencies and the competitive advantage of our technologies, SunPower Technologies sells solar modules to SunPower Energy Services based on transfer prices determined based on management's assessment of market-based pricing terms. Such intersegment sales and related costs are eliminated at the corporate level to derive our consolidated financial results.

•
8point3. In 2015, 8point3 Energy Partners LP ("8point3 Energy Partners"), a joint YieldCo vehicle, was formed by the company and First Solar, Inc. ("First Solar" and, together with the company, the "Sponsors") to own, operate and acquire solar energy generation assets. Class A shares of 8point3 Energy Partners are now listed on the NASDAQ Global Select Market under the trading symbol “CAFD.” Immediately after the IPO, the company contributed a portfolio of 170 MW of its solar generation assets (the “SPWR Projects”)

to 8point3 Operating Company, LLC ("OpCo"), 8point3 Energy Partners' primary operating subsidiary. In exchange for the SPWR Projects, the company received cash proceeds as well as equity interests in several 8point3 Energy Partners affiliated entities: primarily common and subordinated units representing a 40.7% (since reduced to 36.5% via a secondary issuance of shares in fiscal 2016) stake in OpCo and a 50.0% economic and management stake in 8point3 Holding Company, LLC (“Holdings”), the parent company of the general partner of 8point3 Energy Partners and the owner of incentive distribution rights in OpCo. Holdings, OpCo, 8point3 Energy Partners and their respective subsidiaries are referred to herein as the “8point3 Group” or "8point3."

The company includes adjustments related to the sales of projects contributed to 8point3 previously based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. Prior to the adoption of ASC 606, these sales are recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. The company adopted ASC 606 on January 1, 2018, using the full retrospective method, which required the company to restate each prior period presented. The company recorded a material amount of deferred profit associated with projects sold to 8point3 in 2015, the majority of which had previously been deferred under real estate accounting. Accordingly, the company's carrying value in the 8point3 materially increased upon adoption which required the company to evaluate its investment in 8point3 for other-than-temporary impairment ("OTTI"). In accordance with such evaluation, the company recognized a non-cash impairment charge on the 8point3 investment balance in the prior periods that were affected. On June 19, 2018, the company sold its equity interest in 8point3.

•
Legacy utility and power plant projects. The company includes adjustments related to the revenue recognition of certain utility and power plant projects based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations and, when relevant, the allocation of revenue and margin to the company’s project development efforts at the time of initial project sale. Prior to the adoption of ASC 606, such projects are accounted for under real estate accounting guidance, under which no separate allocation to the company’s project development efforts occurs and the amount of revenue and margin that is recognized may be limited in circumstances where the company has certain forms of continuing involvement in the project. Under ASC 606, such projects are accounted for when the customer obtains control of the promised goods or services which generally results in earlier recognition of revenue and profit than previous GAAP. Over the life of each project, cumulative revenue and gross profit will eventually be equivalent under both ASC 606 and non-GAAP once these projects are completed.

•
Sale-leaseback transactions. The company includes adjustments primarily related to the revenue recognition on certain sale-leaseback transactions based on the net proceeds received from the buyer-lessor. Under GAAP, these transactions are accounted for under the financing method in accordance with real estate accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to the company’s incremental borrowing rate adjusted solely to prevent negative amortization.

•
Unrealized loss in equity investments. In connection with the divestment of the Company's microinverters business in the third quarter of fiscal 2018, the Company received a portion of the consideration in the form of common stock. The Company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under GAAP, unrealized gains and losses due to changes in stock prices for these securities are recorded in earnings while under International Financial Reporting Standards ("IFRS"), an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by Total S.A., a foreign registrant which reports under the IFRS. Management believes that excluding the unrealized gain or loss on the equity investments is consistent with the Company's reporting process as part of its status as a consolidated subsidiary of Total S.A. and better reflects the Company's ongoing segment results.

Other Non-GAAP Adjustments

•
Impairment and sale of residential lease assets. In the fourth quarter of fiscal 2017, the company made the decision to sell or refinance its interest in the residential lease portfolio and as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, the company recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. In connection with the impairment loss, the carrying values of the company's solar power systems leased and to be leased were reduced which resulted in lower depreciation charges. In the fourth quarter of fiscal 2018, we entered into a joint venture with HA SunStrong Capital LLC (“HA SunStrong Parent”), an affiliate of Hannon Armstrong Sustainable Infrastructure Capital, Inc., to acquire, own, manage, operate, finance, and maintain a portfolio of residential rooftop or ground-mounted solar photovoltaic electric generating systems ("Solar Assets"). Pursuant to the terms of the Purchase and Sale Agreement (the “PSA"), we sold to HA SunStrong Parent, in exchange for consideration of $10.0 million, membership units representing a 49.0% membership interest in SunStrong Capital Holdings, LLC (“SunStrong”), formerly our wholly-owned subsidiary. Following the closing of the PSA, we deconsolidated certain entities that have historically held the assets and liabilities comprising our residential lease business (the "Residential Lease Portfolio"), as part of our previously announced decision to sell a portion of our interest in the portfolio of residential lease assets, and retained membership units representing a 51% membership interest in SunStrong. The loss on divestment and the remaining unsold residential lease asset impairment with its corresponding depreciation savings are excluded from the company’s segment results as they are non-cash in nature and not reflective of ongoing operating results.

•
Impairment of property, plant, and equipment. In the second quarter of fiscal 2018, the company announced its proposed plan to change the corporate structure into the Upstream business unit and Downstream business unit, and long-term strategy to replace IBC technology to NGT. Accordingly, the company expects to upgrade the equipment associated with our manufacturing operations for the production of NGT over the next several years. In connection with these events, the company determined indicators of impairment existed and therefore performed an evaluation of the recoverability of the asset group. In accordance with such evaluation, the company recognized a non-cash impairment charge on its property, plant and equipment. Such asset impairment is excluded from the company’s segment results as it is non-cash in nature and not reflective of ongoing segment results.

•
Cost of above-market polysilicon. The company has entered into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in select legacy supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed current market prices. Additionally, in order to reduce inventory and improve working capital, the company has periodically elected to sell polysilicon inventory in the marketplace at prices below the company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company's past operating performance.

•
Stock-based compensation. Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets. The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of a company’s past operating performance.

•
Depreciation of idle equipment. In the fourth quarter of 2017, the company changed the deployment plan for its next generation of solar cell technology, and revised its depreciation estimates to reflect the use of certain assets over its shortened useful life. Such asset depreciation is excluded from the company's non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

•
Gain on business divestiture. In the third quarter of fiscal 2018, the Company entered into a transaction pursuant to which the Company sold certain assets and intellectual property related to the production of microinverters for purchase consideration comprised of both cash and stock. In connection with this sale, the Company recognized a gain relating to this business divestiture. Management believes that it is appropriate to exclude this gain from the Company’s Non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results.

•
Acquisition-related and other costs. In connection with the acquisition of certain assets of SolarWorld Americas, Inc. ("SolarWorld Americas"), which closed on October 1,2018, the Company incurred legal and accounting fees. Management believes that it is appropriate to exclude these costs from the Company’s Non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Business reorganization costs. In connection with the reorganization of our business into an upstream and downstream business unit structure, we incurred and expect to continue incurring expenses in the upcoming quarters associated with reclassifying prior period segment information, reorganization of corporate functions and responsibilities to the business units, updating accounting policies and processes and implementing systems to fulfill the requirements of the master supply agreement between the segments. Management believes that it is appropriate to exclude these from the Company’s Non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Non-cash interest expense. The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Restructuring expense. The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from the company's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

•
IPO-related costs. Costs incurred related to the IPO of 8point3 included legal, accounting, advisory, valuation, and other expenses. As these costs are non-recurring in nature, excluding this data provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	Adjusted EBITDA adjustments. When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact during the period of the following items:

•	Cash interest expense, net of interest income

•	Provision for (benefit from) income taxes

•	Depreciation

Management presents this non-GAAP financial measure to enable investors to evaluate the company's performance, including compared with the performance of other companies.

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
GAAP revenue	$456,837	$428,263	$651,134	$1,726,085	$1,794,047
Adjustments based on IFRS:
8point3	—	—	—	(8,588)	7,198
Legacy utility and power plant projects	(691)	(361)	9,024	(4,145)	54,659
Sale-leaseback transactions	69,254	15,529	163,837	101,581	272,654
Non-GAAP revenue	$525,400	$443,431	$823,995	$1,814,933	$2,128,558

Adjustments to Gross Profit (Loss) / Margin:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
GAAP gross profit (loss)	$(7,571)	$9,877	$(12,777)	$(297,081)	$(18,645)
Adjustments based on IFRS:
8point3	—	—	(62)	(8,337)	(2,656)
Legacy utility and power plant projects	(569)	162	(3,538)	(1,244)	41,746
Sale-leaseback transactions	6,132	(2,492)	25,839	242	31,094
Other adjustments:
Impairment and sale of residential lease assets	(2,163)	(4,679)	—	(14,847)	—
Impairment of property, plant and equipment	—	—	—	355,107	—
Cost of above-market polysilicon	37,231	14,628	81,804	87,228	166,906
Stock-based compensation expense	1,236	1,239	2,145	4,996	5,489
Amortization of intangible assets	1,889	2,142	2,505	8,966	10,206
Depreciation of idle equipment	—	—	2,300	721	2,300
Non-cash interest expense	—	—	2	—	32
Non-GAAP gross profit	$36,185	$20,877	$98,218	$135,751	$236,472

GAAP gross margin (%)	(1.7)%	2.3%	(2.0)%	(17.2)%	(1.0)%
Non-GAAP gross margin (%)	6.9%	4.7%	11.9%	7.5%	11.1%

Adjustments to Net Income (Loss):

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
GAAP net loss attributable to stockholders	$(158,174)	$(89,826)	$(572,651)	$(811,091)	$(929,121)
Adjustments based on IFRS:
8point3	—	—	8,130	(8,485)	78,990
Legacy utility and power plant projects	(569)	162	(3,538)	(1,244)	41,746
Sale-leaseback transactions	10,984	2,258	28,491	18,802	39,318
Unrealized loss on equity investments	150	6,225	—	6,375	—
Other adjustments:
Impairment and sale of residential lease assets	81,273	50,735	473,709	227,507	473,709
Impairment of property, plant and equipment	—	—	—	369,168	—
Cost of above-market polysilicon	37,231	14,628	81,804	87,228	166,906
Stock-based compensation expense	6,424	6,390	9,294	28,215	34,674
Amortization of intangible assets	1,889	2,142	8,769	8,966	19,048
Depreciation of idle equipment	—	—	2,300	721	2,300
Gain on business divestitures	—	(59,347)	—	(59,347)	—
Acquisition-related and other costs	(3,142)	20,869	—	17,727	—
Business reorganization costs	1,330	—	—	1,330	—
Non-cash interest expense	10	13	25	68	128
Restructuring expense	(1,107)	3,923	2,769	17,497	21,045
IPO-related costs	—	—	—	—	(82)
Tax effect	(6,605)	906	(3,338)	(4,797)	16,932
Non-GAAP net income (loss) attributable to stockholders	$(30,306)	$(40,922)	$35,764	$(101,360)	$(34,407)

Adjustments to Net Income (Loss) per diluted share:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net income (loss) per diluted share
Numerator:
GAAP net loss available to common stockholders[1]	$(158,174)	$(89,826)	$(572,651)	$(811,091)	$(929,121)
Non-GAAP net income (loss) available to common stockholders[1]	$(30,306)	$(40,922)	$35,764	$(101,360)	$(34,407)

Denominator:
GAAP weighted-average shares	141,136	141,027	139,613	140,825	139,370
Effect of dilutive securities:
Restricted stock units	—	—	1,570	—	—
Upfront Warrants (held by Total)	—	—	49	—	—
Non-GAAP weighted-average shares[1]	141,136	141,027	141,232	140,825	139,370

GAAP net loss per diluted share	$(1.12)	$(0.64)	$(4.10)	$(5.76)	$(6.67)
Non-GAAP net income (loss) per diluted share	$(0.21)	$(0.29)	$0.25	$(0.72)	$(0.25)

[1]
In accordance with the if-converted method, net income (loss) available to common stockholders excludes interest expense related to the 0.75%, 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net income (loss) per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net income (loss) per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 30, 2018	September 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
GAAP net loss attributable to stockholders	$(158,174)	$(89,826)	$(572,651)	$(811,091)	$(929,121)
Adjustments based on IFRS:
8point3	—	—	8,130	(8,485)	78,990
Legacy utility and power plant projects	(569)	162	(3,538)	(1,244)	41,746
Sale-leaseback transactions	10,984	2,258	28,491	18,802	39,318
Unrealized loss on equity investments	150	6,225	—	6,375	—
Other adjustments:
Impairment and sale of residential lease assets	81,273	50,735	473,709	227,507	473,709
Impairment of property, plant and equipment	—	—	—	369,168	—
Cost of above-market polysilicon	37,231	14,628	81,804	87,228	166,906
Stock-based compensation expense	6,424	6,390	9,294	28,215	34,674
Amortization of intangible assets	1,889	2,142	8,769	8,966	19,048
Depreciation of idle equipment	—	—	2,300	721	2,300
Gain on business divestiture	—	(59,347)	—	(59,347)	—
Acquisition-related and other costs	(3,142)	20,869	—	17,727	—
Business reorganization costs	1,330	—	—	1,330	—
Non-cash interest expense	10	13	25	68	128
Restructuring expense	(1,107)	3,923	2,769	17,497	21,045
IPO-related costs	—	—	—	—	(82)
Cash interest expense, net of interest income	24,584	20,136	22,058	86,394	79,965
Provision for (benefit from) income taxes	(8,379)	3,680	(2,870)	1,010	(3,943)
Depreciation	21,054	24,754	41,960	120,367	164,970
Adjusted EBITDA	$13,558	$6,742	$100,250	$111,208	$189,653

Q1 2019 and FY 2019 GUIDANCE

(in thousands except percentages)	Q1 2019	FY 2019
Revenue (GAAP)	$290,000-$330,000	$1,800,000-$1,900,000
Revenue (non-GAAP)[1]	$350,000-$390,000	$1,900,000-$2,000,000
Gross margin (GAAP)	(3)% - 0%	N/A
Gross margin (non-GAAP)[2]	3% - 5%	N/A
Net loss (GAAP)	$50,000-$70,000	$150,000-$175,000
Adjusted EBITDA[3]	$(40,000)-$(20,000)	$80,000-$110,000

1.
Estimated non-GAAP amounts above for Q1 2019 and fiscal 2019 include net adjustments that increase revenue by approximately $60 million and $100 million, respectively related to construction services for residential customer contracts.

2.
Estimated non-GAAP amounts above for Q1 2019 include net adjustments that increase (decrease) gross margin by approximately $(1) million related to construction services for residential customer contracts, $22 million related to cost of above-market polysilicon, $2 million related to stock-based compensation expense, and $1 million related to amortization of intangible assets

3.
Estimated Adjusted EBITDA amounts above for Q1 2019 include net adjustments that decrease (increase) net loss by approximately $(12) million related to construction services for residential customer contracts, $(40) million related to sale-leaseback transactions, $22 million related to cost of above-market polysilicon, $9.5 million related to impairment of lease assets, $8 million related to stock-based compensation expense, $15 million related to depreciation, $1 million related to amortization of intangible assets, $13 million related to restructuring, $10.5 million related to interest expense, and $3 million related to income taxes. Estimated non-GAAP amounts above for fiscal 2019 include net adjustments that decrease (increase) net loss by approximately $(10) million related to construction services for residential customer contracts, $(40) million related to sale-leaseback transactions, $(6) million related to impairment of property, plant and equipment, $120 million related to cost of above-market polysilicon, $9.5 million related to impairment of lease assets, $31 million related to stock-based compensation expense, $60 million related to depreciation, $7 million related to amortization of intangible assets, $32 million related to restructuring, $36 million related to interest expense, and $18 million related to income taxes.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments, individual charges and credits that are included or excluded from SunPower's non-GAAP revenue, gross profit/margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.
THREE MONTHS ENDED

	December 30, 2018
	Revenue			Gross Profit / Margin									Other income (expense), net	Benefit from (provision for) income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment and sale of residential lease assets
GAAP	$265,427	$277,256	$(85,846)	$20,126	7.6%	$(19,616)	(7.1)%	$(8,081)								$(158,174)
Adjustments based on IFRS:
Legacy utility and power plant projects	(240)	(451)	—	(472)		(97)		—	—	—	—	—	—	—	—	(569)
Sale-leaseback transactions	69,254	—	—	6,113		19		—	—	—	—	—	4,852	—	—	10,984
Unrealized loss on equity investments	—	—	—	—		—		—	—	—	—	—	150	—	—	150
Other adjustments:
Impairment and sale of residential lease assets	—	—	—	(2,163)		—		—	—	—	—	81,086	—	—	2,350	81,273
Cost of above-market polysilicon	—	—	—	2,055		35,176		—	—	—	—	—	—	—	—	37,231
Stock-based compensation expense	—	—	—	610		626		—	907	4,281	—	—	—	—	—	6,424
Amortization of intangible assets	—	—	—	616		1,273		—	—	—	—	—	—	—	—	1,889
Business reorganization costs	—	—	—	—		—		—	—	1,330	—	—	—	—	—	1,330
Acquisition-related and other costs	—	—	—	—		—		—	—	(3,142)	—	—	—	—	—	(3,142)
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	10
Restructuring expense	—	—	—	—		—		—	—	—	(1,107)	—	—	—	—	(1,107)
Tax effect	—	—	—	—		—		—	—	—	—	—	—	(6,605)	—	(6,605)
Non-GAAP	$334,441	$276,805	$(85,846)	$26,885	8.0%	$17,381	6.3%	$(8,081)								$(30,306)

	September 30, 2018
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from (provision for) income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment and sale of residential lease assets	Gain on business divestiture
GAAP	$263,576	$289,630	$(124,943)	$46,380	17.6%	$(17,897)	(6.2)%	$(18,606)									$(89,826)
Adjustments based on IFRS:
Legacy utility and power plant projects	(114)	(247)	—	141		21		—	—	—	—	—	—	—	—	—	162
Sale-leaseback transactions	15,529	—	—	(2,054)		(438)		—	—	—	—	—	—	4,750	—	—	2,258
Unrealized loss on equity investments	—	—	—	—		—		—	—	—	—	—	—	6,225	—	—	6,225
Other adjustments:
Impairment and sale of residential lease assets	—	—	—	(4,679)		—		—	—	—	—	53,537	—	—	—	1,877	50,735
Cost of above-market polysilicon	—	—	—	(2,336)		16,964		—	—	—	—	—	—	—	—	—	14,628
Stock-based compensation expense	—	—	—	598		641		—	806	4,345	—	—	—	—	—	—	6,390
Amortization of intangible assets	—	—	—	972		1,170		—	—	—	—	—	—	—	—	—	2,142
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(59,347)	—	—	—	(59,347)
Acquisition-related and other costs	—	—	—	—		—		—	—	20,869	—	—	—	—	—	—	20,869
Non-cash interest expense	—	—	—	—		—		—	1	12	—	—	—	—	—	—	13
Restructuring expense	—	—	—	—		—		—	—	—	3,923	—	—	—	—	—	3,923
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	906	—	906
Non-GAAP	$278,991	$289,383	$(124,943)	$39,022	14.0%	$461	0.2%	$(18,606)									$(40,922)

	December 31, 2017
	Revenue			Gross Profit / Margin					Operating expenses				Other income (expense), net	Benefit from (provision for) income taxes	Equity in (earnings) losses of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment and sale of residential lease assets
GAAP	$259,260	$541,415	$(149,541)	$9,572	3.7%	$(11,807)	(2.2)%	$(10,542)									$(572,651)
Adjustments based on IFRS:
8point3	—	—	—	(62)		—		—	—	—	—	—	8,086	—	106	—	8,130
Legacy utility and power plant projects	10,344	(1,320)		373		(3,911)		—	—	—	—	—	—	—	—	—	(3,538)
Sale-leaseback transactions	163,837	—	—	25,839		—		—	—	—	—	—	2,652	—	—	—	28,491
Other adjustments:
Impairment and sale of residential lease assets	—	—	—	—		—		—	—	—	—	624,335	—	—	—	(150,626)	473,709
Cost of above-market polysilicon	—	—	—	4		81,800		—	—	—	—	—	—	—	—	—	81,804
Stock-based compensation expense	—	—	—	1,105		1,040		—	1,565	5,584	—	—	—	—	—	—	9,294
Amortization of intangible assets	—	—	—	1,390		1,115		—	—	6,264	—	—	—	—	—	—	8,769
Depreciation of idle equipment	—	—	—	930		1,370		—	—	—	—	—	—	—	—	—	2,300
Non-cash interest expense	—	—	—	1		1		—	4	19	—	—	—	—	—	—	25
Restructuring expense	—	—	—	—		—		—	—	—	2,769	—	—	—	—	—	2,769
Tax effect	—	—	—	—		—		—	—	—	—	—	—	(3,338)	—	—	(3,338)
Non-GAAP	$433,441	$540,095	$(149,541)	$39,152	9.0%	$69,608	12.9%	$(10,542)									$35,764

TWELVE MONTHS ENDED

December 30, 2018

	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from (provision for) income taxes	Equity in (earnings) losses of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment and sale of residential lease assets	Gain on business divestiture
GAAP	$1,045,614	$1,069,010	$(388,539)	$156,204	14.9%	$(427,899)	(40.0)%	$(25,386)										$(811,091)
Adjustments based on IFRS:
8point3	(2,400)	(6,188)	—	(2,149)		(6,188)		—	—	—	—	—	—	—	—	(148)	—	(8,485)
Legacy utility and power plant projects	(828)	(3,317)	—	(787)		(457)		—	—	—	—	—	—	—	—	—	—	(1,244)
Sale-leaseback transactions	101,581	—	—	661		(419)		—	—	—	—	—	—	18,560	—	—	—	18,802
Unrealized loss on equity investments	—	—	—	—		—		—	—	—	—	—	—	6,375	—	—	—	6,375
Other adjustments:
Impairment and sale of residential lease assets	—	—	—	(14,847)		—		—	—	—	—	251,984	—	—	—	—	(9,630)	227,507
Impairment of property, plant and equipment	—	—	—	33		355,074		—	12,832	1,229	—	—	—	—	—	—	—	369,168
Cost of above-market polysilicon	—	—	—	(3,795)		91,023		—	—	—	—	—	—	—	—	—	—	87,228
Stock-based compensation expense	—	—	—	2,370		2,626		—	5,496	17,723	—	—	—	—	—	—	—	28,215
Amortization of intangible assets	—	—	—	4,109		4,857		—	—	—	—	—	—	—	—	—	—	8,966
Business reorganization costs	—	—	—	—		—		—	—	1,330	—	—	—	—	—	—	—	1,330
Depreciation of idle equipment	—	—	—	289		432		—	—	—	—	—	—	—	—	—	—	721
Gain on business divestitures	—	—	—	—		—		—	—	—	—	—	(59,347)	—	—	—	—	(59,347)
Acquisition-related and other costs	—	—	—	—		—		—	—	17,727	—	—	—	—	—	—	—	17,727
Non-cash interest expense	—	—	—	—		—		—	7	61	—	—	—	—	—	—	—	68

Restructuring expense	—	—	—	—		—		—	—	—	17,497	—	—	—	—	—	—	17,497
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	(4,797)	—	—	(4,797)
Non-GAAP	$1,143,967	$1,059,505	$(388,539)	$142,088	12.4%	$19,049	1.8%	$(25,386)										$(101,360)

	December 31, 2017
	Revenue			Gross Profit / Margin					Operating expenses				Other income (expense), net	Benefit from (provision for) income taxes	Equity in (earnings) losses of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Impairment and sale of residential lease assets
GAAP	$910,206	$1,350,790	$(466,949)	$89,578	9.8%	$(79,749)	(5.9)%	$(28,474)									$(929,121)
Adjustments based on IFRS:
8point3	7,164	34	—	(2,553)		(103)		—	—	—	—	—	86,050	—	(4,404)	—	78,990
Legacy utility and power plant projects	10,665	43,994	—	1,443		40,303		—	—	—	—	—	—	—	—	—	41,746
Sale-leaseback transactions	242,217	30,437	—	31,573		(479)		—	—	—	—	—	8,224	—	—	—	39,318
Other adjustments:
Impairment and sale of residential lease assets	—	—	—	—		—		—	—	—	—	624,335	—	—	—	(150,626)	473,709
Cost of above-market polysilicon	—	—	—	(1)		166,907		—	—	—	—	—	—	—	—	—	166,906
Stock-based compensation expense	—	—	—	2,600		2,889		—	6,448	22,737	—	—	—	—	—	—	34,674
Amortization of intangible assets	—	—	—	5,790		4,416		—	1,201	7,641	—	—	—	—	—	—	19,048
Depreciation of idle equipment	—	—	—	930		1,370		—	—	—	—	—	—	—	—	—	2,300
Non-cash interest expense	—	—	—	13		19		—	16	80	—	—	—	—	—	—	128
Restructuring expense	—	—	—	—		—		—	—	—	21,045	—	—	—	—	—	21,045
IPO-related costs	—	—	—	—		—		—	—	(82)	—	—	—	—	—	—	(82)
Tax effect	—	—	—	—		—		—	—	—	—	—	—	16,932	—	—	16,932
Non-GAAP	$1,170,252	$1,425,255	$(466,949)	$129,373	11.1%	$135,573	9.5%	$(28,474)									$(34,407)